Exhibit 10(a)(4)

SEVERANCE AGREEMENT

THIS AGREEMENT (this “Agreement”), made and entered into as of the          day of                      2008 by and between IMPERIAL SUGAR COMPANY, a Texas corporation, (“Company”) and                      (“Executive”), an individual;

W I T N ES S E T H:

WHEREAS, the Company wishes to secure the continued services of Executive and, subject to the provisions of this Agreement, desires to provide a benefit to Executive in the event of Executive’s Involuntary Termination of Employment (as such term is defined in this Agreement), and,

NOW, THEREFORE, in consideration of the promises and other good and valuable consideration, the parties hereto agree, effective                     , 2008 as follows:

1. Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

(a) “Affiliate” means (i) any corporation in which the shares owned or controlled, directly or indirectly, by the Company represent eighty percent (80%) or more of the voting power of the issued and outstanding capital stock of such corporation, (ii) any corporation which owns or controls, directly or indirectly, eighty percent (80%) or more of the voting power of the issued and outstanding capital stock of the Company, and (iii) any corporation in which eighty percent (80%) or more of the voting power of the issued and outstanding capital stock is owned or controlled, directly or indirectly, by any corporation which owns or controls, directly or indirectly, eighty percent (80%) or more of the voting power of the issued and outstanding capital stock of the Company.

(b) The Company shall have “Cause” to terminate Executive’s employment with the Company (i) if Executive grossly and deliberately disregards Executive’s duties and responsibilities as an officer of the Company, or (ii) if Executive engages in an act or acts of dishonesty constituting a felony which adversely affects the Company. Notwithstanding the foregoing, Executive shall not be deemed to have been terminated for Cause unless and until Executive shall have received a copy of a resolution duly adopted by the affirmative vote of two-thirds of the entire membership of the Board of Directors finding that in the good faith opinion of the Board of Directors the Company has Cause to terminate Executive’s employment with the Company. For the purposes of this Subsection (b), Executive shall not be considered to have disregarded Executive’s duties and responsibilities as an officer of the Company if (i) there is a Termination For Good Reason or (ii) by reason of Executive’s reasonable participation in volunteer services for a church or other charitable, educational or civic organization, or (iii) Executive’s actions (or inactions, as applicable) result from absence from employment because of Executive’s illness, incapacity, Disability or reasonable vacation periods.

(c) “Company” means Imperial Sugar Company a Texas corporation, or any successor and its Affiliates.

(d) “Confidential Information” means and includes, without limitation, information related to the business affairs, property, methods of operation, future plans, financial information, customer or client information, or other data which relates to the business or operations of Company or any of its affiliated entities, and other information obtained by Executive during the Employment Period which concerns the affairs of Company or any of its affiliated entities and which Company has requested be held in confidence or could reasonably be expected to desire be held in confidence, or the disclosure of which would likely be materially embarrassing, detrimental or disadvantageous to the Company or any of its affiliated entities, or its and their directors, officers, employees or shareholders. Confidential Information, however, shall not include:

(i) Information that is at the time of receipt by Executive in the public domain or is otherwise generally known in the industry or subsequently enters the public domain or becomes generally known in the industry through no fault of Executive; or

(ii) Information that at any time is received in good faith by Executive from a third party who was lawfully in possession of the same and had the right to disclose the same.

(e) “Disability” means Executive’s inability to fulfill Executive’s duties and responsibilities as an officer of the Company due to physical or mental disability that continues for 180 consecutive days or more, or for an aggregate of 180 days in any period of twelve months. Evidence of such disability shall be certified by a physician acceptable to both the Company and Executive.

(f) “Involuntary Termination of Employment” means an involuntary termination of employment of Executive by the Company and shall also include Executive’s Termination for Good Reason. Notwithstanding the foregoing, Involuntary Termination of Employment shall not include termination of Executive’s employment by reason of death, Disability or Cause. Further, an Involuntary Termination of Employment shall not be deemed to have occurred unless it constitutes a separation from service within the meaning of Treasury Regulations Section 1.409A-1(h).

(g) “Salary” shall be Executive’s annual base compensation level, which is $                     as of the date of this Agreement, but may change from time to time.

(h) “Termination for Good Reason” means Executive’s termination of employment with the Company within the two (2) year period following the initial occurrence of any of the following events without Executive’s prior written consent:

(i) a material diminution of Executive’s duties and responsibilities;

(ii) a material reduction in Executive’s base salary;

(iii) a material relocation of the primary office at which Executive performs services; or

(iv) any action or inaction that constitutes a material breach of this Agreement by the Company or its successor.

2. Events Terminating Agreement. If Executive’s employment with the Company terminates due to Executive’s (i) Disability, (ii) termination by the Company for Cause, (iii) death, or (iv) voluntary termination for reasons other than Termination for Good Reason, Executive shall not be entitled to receive any payments or benefits under this Agreement. Further, if Executive’s termination of employment with the Company results in a benefit under a “Change of Control Agreement” entered into between Executive and the Company, then Executive shall not be entitled to receive any payments or benefits under this Agreement.

3. Severance Benefit. In the event Executive experiences an Involuntary Termination of Employment not due to Cause, Executive shall be entitled to receive a severance payment equal to one-times Executive’s then current Salary amount paid in the form of a single lump sum within thirty (30) days of the Involuntary Termination, provided Executive has executed a mutually agreeable release of liability and non-competition covenants. Notwithstanding the foregoing, no benefit under this Section 3 shall be paid to Executive with respect to a Termination for Good Reason unless Executive provides notice to the Company of the existence of a Good Reason event (as defined in Section 1(h) herein) within ninety (90) days of the event’s initial existence. Further, if the Company remedies the Good Reason event within thirty (30) days of notice by Executive, no benefit under this Section 3 shall be paid for Termination for Good Reason with respect to that event.

4. Status of Agreement. The benefits payable under this Agreement shall be independent of, and in addition to, any other agreement relating to Executive’s employment that may exist from time to time between the parties hereto, or any other compensation payable by the Company to Executive, whether salary, bonus or otherwise. This Agreement shall not be deemed to constitute a contract of employment between the parties hereto, nor shall any provision hereof, except as expressly stated, restrict the right of the Company to discharge Executive or restrict the right of Executive to terminate his employment.

5. Term of Agreement. Subject to Executive’s earlier termination of employment with the Company, as provided herein, this Agreement shall remain in effect until twelve months after its effective date, and shall be automatically renewed and extended for successive one-year terms commencing on that anniversary date until the Company, acting upon the directions of the Board of Directors, gives Executive written notice of its decision not to renew this Agreement for the following term provided that such notice is delivered to Executive at least 90 days before the then current term expires.

6. Source of Payments. All payments provided in this Agreement shall be paid in cash from the general funds of the Company. Executive shall have no right, title, or interest whatsoever in or to any investments that the Company may make to aid the Company in meeting its obligations hereunder. Executive shall cooperate and provide to the Company any documentation as may be required to aid the Company in meeting its obligations hereunder. Nothing contained in this Agreement, and no action taken pursuant to this paragraph, shall create or be construed to create a trust of any kind, or a fiduciary relationship, between the Company and Executive or any other person. The rights of Executive or Executive’s estate to benefits under this Agreement shall be solely those of an unsecured creditor of the Company.

7. Sale of the Company. The change in ownership of all or substantially all of the property and assets of the Company (other than the sale of sugar and sweetener products in the normal course of its business), or a merger of the Company wherein the Company is not the “surviving corporation” or any other transaction that in effect amounts to the sale of the Company, shall not serve to terminate this Agreement.

8. Termination for Cause. The Company may terminate Executive’s employment at any time for Cause, in which event Executive shall not be entitled to receive any payments or other benefits under this Agreement.

9. Death of Executive. In the event Executive dies subsequent to Executive’s entitlement to benefits under this Agreement but prior to the payment of such benefits, such benefits payable to Executive shall be paid to Executive’s estate.

10. Withholding of Taxes. The Company may deduct from the amount of any benefits payable hereunder any taxes required to be withheld by the federal or any state or local government.

11. Prohibition Against Assignment. The right of Executive to benefits under this Agreement shall not be assigned, transferred, pledged or encumbered in any way, and any attempted assignment, transfer, pledge, encumbrance or other disposition of such benefits shall be null and void and without effect; provided, however, that the Company may assign this entire Agreement to any successor to all or substantially all of the Company’s capital stock or business and assets and this Agreement shall be binding on any such successor.

12. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns, and Executive, his heirs, executors, administrators and legal representatives. As used in this Agreement, the term “successor” shall include any person, firm, corporation or other business entity which at any time, whether by merger, purchase or otherwise, acquires all or substantially all of the assets or business of the Company.

13. Agreement Not To Compete. Executive hereby recognizes and acknowledges that: (a) in his executive capacity with Company he will be given knowledge of, and access to, the Confidential Information; (b) in the event that Executive was to enter into competition with Company, Executive’s knowledge of such Confidential Information would be of invaluable benefit to a competitor of Company, and could cause irreparable harm to Company’s business interests; and (c) Executive’s consent and agreement to enter into the noncompetition provisions and covenants set forth herein is an integral condition of this Agreement, without which Company would not have agreed to provide Confidential Information to Executive nor would Company have agreed to his compensation, benefits, and other terms of this Agreement. Accordingly, in consideration for his employment, compensation, benefits, access to and entrustment of Confidential Information, and the goodwill, training and experience provided to Executive during his Employment Period, Executive hereby covenants, consents and agrees that during the Employment Period, and for a period of one (1) year after his employment is terminated for any reason Executive shall not, directly or indirectly, acting alone or in conjunction with others, for his own account or for the account of others, including, without limitation, as an officer, director, stockholder in excess of 5% of the common stock, owner, partner, joint venturer, employee, promoter, consultant, agent, representative, or otherwise:

(a) Solicit, canvass, or accept any fees or business from any customer of Company for himself or any other person or entity engaged in a “Similar Business to Company” (as defined below);

(b) Engage or participate in any Similar Business to Company within the entire continental United States (referred to herein as the “Restricted Area”);

(c) Request or advise any service provider, supplier, or customer to reduce or cancel any business that it may transact with Company or any of its affiliated entities;

(d) Solicit, induce, or otherwise attempt to influence any employee of the Company or any of its affiliated entities, to terminate his or her relationship with the Company or any of its affiliated entities; or

(e) Make any statement or perform any act intended to advance an interest of an existing or prospective competitor of the Company or any of its affiliated entities in any way that demonstrably injures the reputation, goodwill or any other business interest of Company or any of its affiliated entities.

For purposes of this Agreement, “Similar Business to Company” means any business or other enterprise that is competitive with the current or planned businesses, products, services or operations of the Company or any of its affiliated entities at the time of termination of Executive’s employment. However, the trading of commodities including sugar, agricultural products, energy and futures in any of the foregoing shall be excluded so long as Executive does not undertake this for a competitor of the Company.

Executive hereby agrees that the limitations set forth in this Section 13 on his rights to compete with Company after his termination of employment are responsible and necessary for the protection of Company. In this regard, Executive specifically agrees that such limitations as to the period of time, geographic area and types and scopes of restriction on his activities, as specified above, are reasonable and necessary to protect the goodwill and other business interest of Company. If Company fails to make any payments under Section 3, then this Section 13 is no longer binding on the Executive. In the event Executive violates the covenants set forth in this Section 13, Executive agrees to forfeit his right to benefits or payments payable under this Agreement, and to reimburse the Company for any amounts already paid to Executive under this Agreement.

14. Arbitration.

(a) Arbitrable Matters. If any dispute or controversy arises between Executive and the Company as to their respective rights or obligations under this Agreement, then either party may submit the dispute or controversy to arbitration under the then-current National Employment Dispute Resolution Rules of the American Arbitration Association (AAA) (the “Rules”); provided, however, the Company shall retain its rights to seek a restraining order or injunctive relief pursuant to Section 13. Any arbitration hereunder shall be conducted before a panel of three arbitrators unless the parties mutually agree to a single arbitrator. The site for any arbitration hereunder shall be either Harris County or Fort Bend County, Texas, unless otherwise mutually agreed by the parties.

(b) Submission to Arbitration. The party submitting any matter to arbitration shall do so in accordance with the Rules. Notice to the other party shall state the question or questions to be submitted for decision or award by arbitration. Notwithstanding any provision in this Section 14, Executive shall be entitled to seek specific performance of the Executive’s right to be paid during the pendency of any dispute or controversy arising under this Agreement. In order to prevent irreparable harm, the arbitrator may grant temporary or permanent injunctive or other equitable relief for the protection of property rights.

(c) Arbitration Procedures. The arbitrator shall set the date, time and place for each hearing, and shall give the parties advance written notice in accordance with the Rules. Any party may be represented by counsel or other authorized representative at any hearing. The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. §§ 1 et. seq. (or its successor). The arbitrator shall apply the substantive law (and the law of remedies, if applicable) of the State of Texas to the claims asserted to the extent that the arbitrator determines that federal law is not controlling.

(d) Compliance with Award.

(i) Any award of an arbitrator shall be final and binding upon the parties to such arbitration, and each party shall immediately make such changes in its conduct or provide such monetary payment or other relief as such award requires. The parties agree that the award of the arbitrator shall be final and binding and shall be subject only to the judicial review permitted by the Federal Arbitration Act.

(ii) The parties hereto agree that the arbitration award may be entered with any court having jurisdiction and the award may then be enforced as between the parties, without further evidentiary proceedings, the same as if entered by the court at the conclusion of a judicial proceeding in which no appeal was taken. The Company and the Executive hereby agree that a judgment upon any award rendered by an arbitrator may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(e) Costs and Expenses. Each party shall pay any monetary amount required by the arbitrator’s award, and the fees, costs and expenses for its own counsel, witnesses and exhibits, unless otherwise determined by the arbitrator in the award. The compensation and costs and expenses assessed by the arbitrator and the AAA shall be paid by the Company, unless otherwise determined by the arbitrator in the award such as, for example, if the arbitrator determines that Executive’s claim was frivolous or not brought in good faith. If court proceedings to stay litigation or compel arbitration are necessary, the party who unsuccessfully opposes such proceedings shall pay all associated costs, expenses, and attorney’s fees which are reasonably incurred by the other party as determined by the arbitrator.

15. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Company and its affiliated entities, and its and their successors, and upon any person or entity acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the business and/or assets of Company. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place; provided, however, no such assumption shall relieve the Company of its obligations hereunder.

This Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representative, executors, administrators, successors, heirs, distributees, devisees and legatees or other Beneficiary. In the event of the death of Executive while any amount would still be payable hereunder if such death had not occurred, all such amounts, unless otherwise specifically provided herein, shall be paid in accordance with the terms of this Agreement to Executive’s Beneficiary. “Beneficiary”, for this purpose, shall mean the person or persons designated by Executive in writing to receive any benefits payable to Executive hereunder in the event of his death or, if no such person is so designated, Executive’s surviving spouse if any, or, if not, then Executive’s estate. No Beneficiary designation shall be effective unless it is in writing and received by the Company prior to the date of Executive’s death.

16. Entire Agreement. This Agreement constitutes the entire understanding between parties hereto with respect to the subject matter hereof, and may be modified only by a written instrument executed by both parties hereto.

17. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas.

18. Severability. If, for any reason, any provision of this Agreement is held invalid, in whole or in part, such invalidity shall not affect any other provision of this Agreement not so held invalid, and each such other provision shall to the full extent consistent with law continue in full force and effect. If this Agreement or any portion thereof conflicts with law or regulation governing the activities of the Company, the Agreement or appropriate portion thereof shall be deemed invalid and of no force or effect.

19. Confidentiality. Executive shall retain in confidence any and all confidential information known to him concerning the Company and its business so long as such information is not otherwise publicly disclosed.

20. Code Section 409A. The terms of the Agreement shall be construed and shall be paid in such manner as to satisfy the short-term deferral exception to the application of Code Section 409A as set forth under Subsections (a)(4) and (b)(4) of Treasury Regulations Section 1.409A-1. To the extent this Agreement becomes subject to Code Section 409A and applicable guidance issued thereunder, the Agreement shall be construed, and benefits paid hereunder, as necessary to comply with such Code Section and/or guidance.

IN WITNESS THEREOF, the Company has caused this Agreement to be executed and its seal affixed hereunto by its officers thereunto duly authorized, and Executive has signed this Agreement, all as of the day and year first above written.

IMPERIAL SUGAR COMPANY

John C. Sheptor President and Chief Executive Officer

ATTEST:

Assistant Secretary

[SEAL]

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